FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

with

M.D. SASS INVESTORS SERVICES, INC.

THIS FIRST AMENDMENT dated as of August 4, 2015, to the Amended and Restated Operating Expense Limitation Agreement, dated as of January 24, 2013 (the “Agreement”), entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and M.D. Sass Investors Services, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as defined in the Agreement) for and change the name of the M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of reducing the Annual Limit for and changing the name of the M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund, effective as of September 28, 2015, and to remove share classes of the Fund that are no longer in operation.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	M.D. SASS INVESTORS SERVICES, INC.
on behalf its series listed on Schedule A

By: /s/ John P. Buckel	By: /s/ Hugh R. Lamle
Name: John P. Buckel	Name: Hugh R. Lamle
Title: President	Title: President

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

M.D. SASS INVESTORS SERVICES, INC.

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
M.D. Sass Short Term U.S. Government Agency Income Fund – Retail Class Shares	0.80%
M.D. Sass Short Term U.S. Government Agency Income Fund – Institutional Class Shares	0.55%